EXHIBIT 99.1

STRATA Skin Sciences Announces
U.S. Commercial Launch of TheraClear®X Acne Therapy System

Combination of FDA-Cleared Technology and STRATA’s Partnership Program Delivers Ideal Platform to Enter Estimated $5.5 Billion Acne Care Market Offering Dermatologists New Treatment Option

Horsham, Pa, July 25, 2022 — STRATA Skin Sciences, Inc. (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, today announced the U.S. commercial launch of TheraClear®X, a non-invasive, in-office acne treatment targeting the root causes of mild to moderate acne, including comedonal, pustular and inflammatory acne vulgaris.

“We’re delighted to have reached this milestone in bringing TheraClearX to the U.S. market. We are confident that this technology will offer an exciting new treatment option for acne patients and dermatology professionals, as well as deliver an exciting new growth opportunity for STRATA,” said CEO Bob Moccia. “We are especially excited to now offer an acne treatment through STRATA’s well established “Partnership Program” which offers dermatology practices in the U.S. practical in-office treatment solutions without the need to purchase expensive equipment.”

The TheraClearX Acne Therapy System is engineered and indicated specifically for the treatment of acne. By combining vacuum technology and intense broadband light (500nm-1200nm), TheraClearX shows significant promise in the fight against acne. For best results, it is recommended patients complete 4-6 treatment sessions (scheduled 1-2 weeks apart), dependent on acne severity. Treatments can be completed in 15-20 minutes and are pain-free.

“TheraClearX’s photopneumatic technology, combining vacuum extraction with light therapy, is a proven technology with scientifically published evidence of success in treating acne. TheraClearX helps us simultaneously address multiple treatment goals. For example, removing and clearing acne-causing bacteria, clearing out occluded pores and reducing sebum production can all be achieved with this device,” said Gilly S. Munavalli, MD, MHS, FACMS, Medical Director and founder of Dermatology, Laser & Vein Specialists of the Carolinas in Charlotte, NC. “We have had the opportunity to treat a sizeable number of patients with this technology over an extended period of time and consider this to be amongst the most effective medical devices available to treat and resolve acne.”

STRATA is leveraging its national salesforce and commercial team to bring TheraClearX to the U.S. market, while currently exploring strategic partners internationally.

To learn more about TheraClearX, please visit www.theraclearx.com

About STRATA Skin Sciences, Inc.
STRATA Skin Sciences is a medical technology company dedicated to developing, commercializing and marketing innovative products for the in-office treatment of various dermatologic conditions such as psoriasis, vitiligo, and acne. Its products include the XTRAC® and Pharos® excimer lasers, VTRAC® lamp systems, and now the TheraClear®X Acne Therapy System.

STRATA is proud to offer these exciting technologies in the U.S. through its unique Partnership Program. STRATA’s popular partnership approach includes a fee per treatment cost structure versus an equipment purchase, installation and use of the device, on-site training for practice personnel, service and maintenance of the equipment, dedicated account and customer service associates, and co-op advertising support to help raise awareness and promote the program within the practice.

Forward-Looking Statements

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to  launch and sell  an acne treatment device and  to integrate that device into its product offerings, the Company’s ability to develop, launch and sell products to be developed in the future, the Company’s ability to develop social media marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions or supply chain interruptions resulting from the coronavirus and political factors or conditions affecting the Company and the medical device industry in general, future responses to and effects of COVID-19 pandemic and its variants, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact
Jack Droogan
(203) 585-4140
ir@strataskin.com